Exhibit 99.1

Zebra Technologies Corporation
3 Overlook Point Lincolnshire, IL 60069 USA +1 847 634 6700 www.zebra.com
Zebra Technologies Announces Second-Quarter 2022 Results

Second-Quarter Financial Highlights
•Net sales of $1,468 million; year-over-year increase of 6.6%
•Net loss of $98 million and net loss per diluted share of $(1.87), inclusive of $372 million in settlement costs
•Non-GAAP diluted EPS increased 0.9% year-over-year to $4.61
•Adjusted EBITDA decreased 1.2% year-over-year to $321 million

Lincolnshire, Ill., August 2, 2022 — Zebra Technologies Corporation (NASDAQ: ZBRA), an innovator at the edge of the enterprise with solutions and partners that enable businesses to gain a performance edge, today announced results for the second quarter ended July 2, 2022.

"Our team delivered solid second quarter results, executing well in a challenging macro environment. Sales growth was near the high end of our expectations, and we were able to deliver adjusted earnings per share growth over the prior year, despite continued elevated supply chain costs and foreign currency exchange headwinds," said Anders Gustafsson, Chief Executive Officer of Zebra Technologies.

“We have a strong order backlog and robust pipeline of business that supports solid growth in the second half of 2022. For the full year, we are maintaining our sales outlook and adjusting EBITDA margin to the low end of our previous outlook to reflect the impact of the stronger U.S. Dollar and the recent Matrox Imaging acquisition. Although supply chain costs remain elevated, we continue to drive improvement through the actions we are taking. We are excited about the early traction we are seeing in our expansion markets which elevate Zebra’s customer value proposition.”

$ in millions, except per share amounts	2Q22	2Q21	Change
Select reported measures:
Net sales	$1,468	$1,377	6.6%
Gross profit	674	658	2.4%
Gross margin	45.9%	47.8%	(190) bps
Net (loss) income	(98)	219	(144.7%)
Net (loss) income margin	(6.7)%	15.9%	NM (1)
Net (loss) income per diluted share	$(1.87)	$4.07	(145.9%)

Select Non-GAAP measures:
Adjusted net sales	$1,468	$1,380	6.4%
Organic net sales growth			6.9%
Adjusted gross profit	675	663	1.8%
Adjusted gross margin	46.0%	48.0%	(200) bps
Adjusted EBITDA	321	325	(1.2%)
Adjusted EBITDA margin	21.9%	23.6%	(170) bps
Non-GAAP net income	$243	$247	(1.6%)
Non-GAAP earnings per diluted share	$4.61	$4.57	0.9%
(1) Not meaningful

Net sales were $1,468 million in the second quarter of 2022 compared to $1,377 million in the second quarter of 2021. Net sales in the Enterprise Visibility & Mobility ("EVM") segment were $1,022 million in the second quarter of 2022 compared with $966 million in the second quarter of 2021. Asset Intelligence & Tracking ("AIT") segment net sales were $446 million in the second quarter of 2022 compared to $414 million in the prior year period. Consolidated organic net sales for the second quarter increased 6.9%. Second-quarter year-over-year organic net sales increased by 5.6% in the EVM segment and increased by 9.7% in the AIT segment.

Second quarter 2022 gross profit was $674 million compared to $658 million in the prior year period. Gross margin decreased to 45.9% for the second quarter of 2022 compared to 47.8% in the prior year period. The decrease was primarily due to higher premium supply chain costs and China import tariff recoveries in the prior year period. Adjusted gross margin was 46.0% in the second quarter of 2022 compared to 48.0% in the prior year period.

Operating expenses increased in the second quarter of 2022 to $819 million from $411 million in the prior year period, primarily due to a $372 million charge for settlement and related costs, and expenses associated with recently acquired businesses. Adjusted operating expenses increased in the second quarter of 2022 to $370 million from $356 million in the prior year period.

Net loss for the second quarter of 2022 was $98 million, or $1.87 loss per diluted share, compared to net income of $219 million, or $4.07 per diluted share, for the second quarter of 2021. Non-GAAP net income for the second quarter of 2022 decreased to $243 million, or $4.61 per diluted share, compared to $247 million, or $4.57 per diluted share, for the prior year period.

Adjusted EBITDA for the second quarter of 2022 decreased to $321 million, or 21.9% of adjusted net sales, compared to $325 million, or 23.6% of adjusted net sales for the second quarter of 2021 due to lower gross margin partially offset by adjusted operating expense leverage.

Balance Sheet and Cash Flow
As of July 2, 2022, the company had cash and cash equivalents of $98 million and total debt of $2,171 million.

For the first six months of 2022, the company generated $154 million of operating cash flow and made capital expenditures of $31 million, resulting in free cash flow of $123 million. The Company also acquired Matrox for $875 million, made $605 million of share repurchases under its existing authorization, and had net debt proceeds of $1,175 million.

As previously announced in the second quarter, the company refinanced its debt and expanded its liquidity with a $3.25 billion senior secured credit facility maturing May 2027. This facility includes a $1.75 billion term loan, and a $1.5 billion revolving credit facility. The company has retired its $875 million term loan and $1.0 billion revolving credit facility.

Outlook
Third Quarter 2022
The company expects third quarter 2022 adjusted net sales to increase 2% to 4% compared to the third quarter of 2021. This expectation includes an approximately 2 point additive impact from recently acquired businesses, and an approximately 3 point negative impact from foreign currency translation.

Adjusted EBITDA margin for the third quarter of 2022 is expected to be approximately 22%, which includes approximately $45 million of premium supply chain costs. Non-GAAP earnings per diluted share are expected to be in the range of $4.35 to $4.65. This assumes an adjusted effective tax rate of approximately 18%.

Full Year 2022
The Company is narrowing the range of its full year outlook for adjusted net sales growth to 4% to 6% from 2021. This expectation includes an approximately 150 basis point additive impact from recently acquired businesses, and an approximately 225 basis point negative impact from foreign currency translation. Adjusted EBITDA margin for the full year is expected to be approximately 22%, the low end of its previous outlook due to foreign currency headwinds. This outlook assumes approximately $200 million impact from premium supply chain costs.

Free cash flow is now expected to be at least $650 million, inclusive of the anticipated $150 million of settlement and related payments.

The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of the most directly comparable forward-looking GAAP financial measure as discussed under the "Forward-Looking Statements" caption below. This would include items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Conference Call Notification
Investors are invited to listen to a live webcast of Zebra’s conference call regarding the company’s financial results. The conference call will be held today, Tuesday Aug 2, at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To view the webcast, visit the investor relations section of the company’s website at investors.zebra.com.

About Zebra
Zebra (NASDAQ: ZBRA) empowers organizations to thrive in the on-demand economy by making every front-line worker and asset at the edge visible, connected and fully optimized. With an ecosystem of more than 10,000 partners across more than 100 countries, Zebra serves customers of all sizes – including 94% of the Fortune 100 – with an award-winning portfolio of hardware, software, services and solutions that digitize and automate workflows. Supply chains are more dynamic, customers and patients are better served, and workers are more engaged when they utilize Zebra innovations that help them sense, analyze and act in real time. Zebra recently expanded its industrial automation portfolio with its Fetch Robotics acquisition and increased its machine vision and AI software capabilities with the acquisitions of Adaptive Vision, antuit.ai and Matrox Imaging. Zebra is #25 on Newsweek’s inaugural list of America’s 100 Most Loved Workplaces and #79 on Forbes’ list of America’s 500 Best Midsize Employers. Learn more at www.zebra.com or sign up for news alerts. Follow Zebra’s Your Edge blog, LinkedIn, Twitter and Facebook, and check out our Story Hub: Zebra Perspectives.

Forward-Looking Statements
This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s outlook. Actual results may differ from those expressed or implied in the company’s forward-looking statements. These statements represent estimates only as of the date they were made. Zebra undertakes no obligation, other than as may be required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this release.

These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in Zebra’s industry, market conditions, general domestic and international economic conditions, and other factors. These factors include customer acceptance of Zebra’s offerings and competitors' offerings and the potential effects of emerging technologies and changes in customer requirements. The effect of global market conditions, and the availability of credit and capital markets volatility may have adverse effects on Zebra, its suppliers and its customers. In addition, natural disasters, man-made disasters, public health issues (including pandemics), and cybersecurity incidents may have negative effects on our business and results of operations. Our ability to purchase sufficient materials, parts, and components as well as our ability to provide services and software to meet customer demand could negatively impact our results of operations and customer relationships. Profits and profitability may be affected by Zebra’s ability to control manufacturing and operating costs. Because of its debt, interest rates and financial market conditions may also have an impact on results. Foreign exchange rates, customs duties and trade policies may have an effect on financial results because of the large percentage of our international sales. The impacts of changes in foreign and domestic governmental policies, regulations, or laws, as well as the outcome of litigation or tax matters in which Zebra may be involved are other factors. The success of integrating acquisitions could also affect profitability, reported results and the company’s competitive position in its industry. These and other factors could have an adverse effect on Zebra’s sales, gross profit margins and results of operations and increase the volatility of our financial results. When used in this release and documents referenced, the words “anticipate,” “believe,” “outlook,” and “expect” and similar expressions, as they relate to the company or its management, are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q.

Use of Non-GAAP Financial Information
This press release contains certain Non-GAAP financial measures, consisting of “adjusted net sales,” “adjusted gross profit,” “EBITDA,” “Adjusted EBITDA,” “Non-GAAP net income,” “Non-GAAP earnings per share,” “free cash flow,” “organic net sales growth,” and “adjusted operating expenses.” Management presents these measures to focus on the on-going operations and believes it is useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The company believes it is useful to present non-GAAP financial measures, which exclude certain significant items, as a means to understand the performance of its ongoing operations and how management views the business. Please see the “Reconciliation of GAAP to Non-GAAP Financial Measures” tables and accompanying disclosures at the end of this press release for more detailed information regarding non-GAAP financial measures herein, including the items reflected in adjusted net earnings calculations. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

As a global company, Zebra's operating results reported in U.S. dollars are affected by foreign currency exchange rate fluctuations because the underlying foreign currencies in which the company transacts change in value over time compared to the U.S. dollar; accordingly, the company presents certain organic growth financial information, which includes impacts of foreign currency translation, to provide a framework to assess how the company’s businesses performed excluding the impact of foreign currency exchange rate fluctuations. Foreign currency impact represents the difference in results that are attributable to fluctuations in the currency exchange rates used to convert the results for businesses where the functional currency is not the U.S. dollar. This impact is calculated by translating current period results at the currency exchange rates used in the comparable period in the prior year, rather than the exchange rates in effect during the current period. In addition, the company excludes the impact of its foreign currency hedging program in the prior year periods. The company believes these measures should be considered a supplement to and not in lieu of the company’s performance measures calculated in accordance with GAAP.

Contacts

Investors	Media
Michael Steele, CFA, IRC	Therese Van Ryne
Vice President, Investor Relations	Senior Director, External Communications
Phone: + 1 847 793 6707	Phone: + 1 847 370 2317
msteele@zebra.com	therese.vanryne@zebra.com

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	July 2, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$98	$332
Accounts receivable, net of allowances for doubtful accounts of $1 million each as of July 2, 2022 and December 31, 2021	925	752
Inventories, net	632	491
Income tax receivable	20	8
Prepaid expenses and other current assets	131	106
Total Current assets	1,806	1,689
Property, plant and equipment, net	265	272
Right-of-use lease assets	174	131
Goodwill	3,929	3,265
Other intangibles, net	659	469
Deferred income taxes	311	192
Other long-term assets	241	197
Total Assets	$7,385	$6,215
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$144	$69
Accounts payable	827	700
Accrued liabilities	714	639
Deferred revenue	413	380
Income taxes payable	15	12
Total Current liabilities	2,113	1,800
Long-term debt	2,017	922
Long-term lease liabilities	155	121
Deferred income taxes	71	6
Long-term deferred revenue	318	315
Other long-term liabilities	198	67
Total Liabilities	4,872	3,231
Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 10,000,000 shares; none issued	—	—
Class A common stock, $.01 par value; authorized 150,000,000 shares; issued 72,151,857 shares	1	1
Additional paid-in capital	512	462
Treasury stock at cost, 20,196,863 and 18,736,582 shares as of July 2, 2022 and December 31, 2021, respectively	(1,652)	(1,023)
Retained earnings	3,680	3,573
Accumulated other comprehensive loss	(28)	(29)
Total Stockholders’ Equity	2,513	2,984
Total Liabilities and Stockholders’ Equity	$7,385	$6,215

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net sales:
Tangible products	$1,259	$1,192	$2,466	$2,345
Services and software	209	185	434	379
Total Net sales	1,468	1,377	2,900	2,724
Cost of sales:
Tangible products	685	618	1,366	1,209
Services and software	109	101	223	202
Total Cost of sales	794	719	1,589	1,411
Gross profit	674	658	1,311	1,313
Operating expenses:
Selling and marketing	151	148	303	282
Research and development	148	141	285	281
General and administrative	97	92	196	174
Settlement and related costs	372	—	372	—
Amortization of intangible assets	35	26	68	52
Acquisition and integration costs	14	4	18	5
Exit and restructuring costs	2	—	2	—
Total Operating expenses	819	411	1,244	794
Operating (loss) income	(145)	247	67	519
Other (loss) income, net:
Foreign exchange (loss) gain	(3)	(1)	5	1
Interest (expense) income, net	(3)	(7)	27	(5)
Other (expense) income, net	(2)	(1)	(2)	(1)
Total Other (expense) income, net	(8)	(9)	30	(5)
(Loss) income before income tax	(153)	238	97	514
Income tax (benefit) expense	(55)	19	(10)	67
Net (loss) income	$(98)	$219	$107	$447
Basic (loss) earnings per share	$(1.87)	$4.10	$2.04	$8.36
Diluted (loss) earnings per share	$(1.87)	$4.07	$2.02	$8.29

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	July 2, 2022	July 3, 2021
Cash flows from operating activities:
Net income	$107	$447
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	103	88
Share-based compensation	42	38
Deferred income taxes	(124)	(5)
Unrealized gain on forward interest rate swaps	(52)	(13)
Other, net	3	1
Changes in operating assets and liabilities:
Accounts receivable, net	(170)	(59)
Inventories, net	(108)	26
Other assets	(52)	(22)
Accounts payable	121	(10)
Accrued liabilities	(77)	2
Deferred revenue	34	67
Income taxes	(9)	(23)
Settlement and related costs, net	320	—
Other operating activities	16	2
Net cash provided by operating activities	154	539
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(875)	(17)
Purchases of property, plant and equipment	(31)	(25)
Purchases of long-term investments	(6)	(17)
Net cash used in investing activities	(912)	(59)
Cash flows from financing activities:
Payment of debt issuance costs, extinguishment costs and discounts	(8)	—
Payments of long-term debt	(119)	(264)
Proceeds from issuance of long-term debt	1,294	8
Payments for repurchases of common stock	(605)	(25)
Net payments related to share-based compensation plans	(16)	(46)
Change in unremitted cash collections from servicing factored receivables	(28)	(2)
Net cash provided by (used in) financing activities	518	(329)
Effect of exchange rate changes on cash and cash equivalents, including restricted cash	(6)	(4)
Net (decrease) increase in cash and cash equivalents, including restricted cash	(246)	147
Cash and cash equivalents, including restricted cash, at beginning of period	344	192
Cash and cash equivalents, including restricted cash, at end of period	$98	$339
Less restricted cash, included in Prepaid expenses and other current assets	—	(21)
Cash and cash equivalents at end of period	$98	$318
Supplemental disclosures of cash flow information:
Income taxes paid	$120	$94
Interest paid	$15	$17

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF ORGANIC NET SALES GROWTH
(Unaudited)

	Three Months Ended
	July 2, 2022
	AIT	EVM	Consolidated
Reported GAAP Consolidated Net sales growth	7.7%	5.8%	6.6%
Adjustments:
Impact of foreign currency translation (1)	2.0%	1.8%	2.0%
Impact of acquisitions (2)	—%	(2.0)%	(1.7)%
Consolidated Organic Net sales growth	9.7%	5.6%	6.9%

	Six Months Ended
	July 2, 2022
	AIT	EVM	Consolidated
Reported GAAP Consolidated Net sales growth	(0.4)%	9.2%	6.5%
Adjustments:
Impact of foreign currency translation (1)	1.1%	1.0%	0.8%
Impact of acquisitions (2)	—%	(1.6)%	(1.2)%
Consolidated Organic Net sales growth	0.7%	8.6%	6.1%

(1)Operating results reported in U.S. Dollars are affected by foreign currency exchange rate fluctuations. Foreign currency translation impact represents the difference in results that are attributable to fluctuations in the currency exchange rates used to convert the results for businesses where the functional currency is not the U.S. Dollar. This impact is calculated by translating the current period results at the currency exchange rates used in the comparable prior year period, inclusive of the Company’s foreign currency hedging program.

(2)    For purposes of computing Organic Net sales growth, amounts directly attributable to the acquisitions of Adaptive Vision, Fetch, Antuit and Matrox are excluded for twelve months following their respective acquisitions.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP GROSS MARGIN
(In millions)
(Unaudited)

	Three Months Ended
	July 2, 2022			July 3, 2021
	AIT	EVM	Consolidated	AIT	EVM	Consolidated
GAAP
Reported Net sales (1)	$446	$1,022	$1,468	$414	$966	$1,377
Reported Gross profit (1)	195	479	674	199	462	658
Gross Margin	43.7%	46.9%	45.9%	48.1%	47.8%	47.8%

Non-GAAP
Adjusted Net sales	$446	$1,022	$1,468	$414	$966	$1,380
Adjusted Gross profit (2)	195	480	675	200	463	663
Adjusted Gross Margin	43.7%	47.0%	46.0%	48.3%	47.9%	48.0%

	Six Months Ended
	July 2, 2022			July 3, 2021
	AIT	EVM	Consolidated	AIT	EVM	Consolidated
GAAP
Reported Net sales (1)	$840	$2,060	$2,900	$843	$1,887	$2,724
Reported Gross profit (1)	349	962	1,311	406	913	1,313
Gross Margin	41.5%	46.7%	45.2%	48.2%	48.4%	48.2%

Non-GAAP
Adjusted Net sales	$840	$2,060	$2,900	$843	$1,887	$2,730
Adjusted Gross profit (2)	349	964	1,313	407	916	1,323
Adjusted Gross Margin	41.5%	46.8%	45.3%	48.3%	48.5%	48.5%
(1)Consolidated results include corporate eliminations related to business acquisition purchase accounting adjustments that are not reported in segment results.
(2)Adjusted Gross profit excludes business acquisition purchase accounting adjustments and share-based compensation expense.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME
(In millions, except share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net income	$(98)	$219	$107	$447
Adjustments to Net sales(1)
Purchase accounting adjustments	—	3	—	6
Total adjustments to Net sales	—	3	—	6
Adjustments to Cost of sales(1)
Share-based compensation	1	2	2	4
Total adjustments to Cost of sales	1	2	2	4
Adjustments to Operating expenses(1)
Amortization of intangible assets	35	26	68	52
Acquisition and integration costs	14	4	18	5
Settlement and related costs	372	—	372	—
Share-based compensation	26	25	42	44
Exit and restructuring costs	2	—	2	—
Total adjustments to Operating expenses	449	55	502	101
Adjustments to Other income (expense), net(1)
Amortization of debt issuance costs and discounts	4	1	4	2
Investment gain	—	1	—	—
Foreign exchange loss / (gain)	3	1	(5)	(1)
Forward interest rate swap (gain) / loss	(11)	3	(45)	(5)
Total adjustments to Other income (expense), net	(4)	6	(46)	(4)
Income tax effect of adjustments(2)
Reported income tax expense	(55)	19	(10)	67
Less: Adjusted income tax expense	(50)	(57)	(98)	(116)
Total adjustments to income tax	(105)	(38)	(108)	(49)
Total adjustments	341	28	350	58
Non-GAAP Net income	$243	$247	$457	$505

GAAP earnings per share
Basic	$(1.87)	$4.10	$2.04	$8.36
Diluted	$(1.87)	$4.07	$2.02	$8.29
Non-GAAP earnings per share
Basic	$4.64	$4.61	$8.68	$9.44
Diluted	$4.61	$4.57	$8.61	$9.36

Basic weighted average shares outstanding (3)	52,138,470	53,449,143	52,642,348	53,460,495
Diluted weighted average and equivalent shares outstanding (3)	52,138,470	53,908,295	53,033,729	53,930,103
(1)Presented on a pre-tax basis.
(2)Represents adjustments to GAAP income tax expense commensurate with pre-tax non-GAAP adjustments (including the resulting impacts to U.S. BEAT/GILTI provisions), as well as adjustments to exclude the impacts of certain discrete income tax items and incorporate the anticipated annualized effects of current year tax planning.
(3)For GAAP purposes, in periods of a net loss, restricted stock and performance share awards, which are participating securities, are excluded from weighted-average shares outstanding and all unvested share-based awards were anti-dilutive and therefore excluded from diluted shares. For the three months ended July 2, 2022, Non-GAAP basic and diluted weighted average shares outstanding were 52,298,897 and 52,656,342, respectively.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATION TO EBITDA
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net income	$(98)	$219	$107	$447
Add back:
Depreciation	16	18	35	36
Amortization of intangible assets	35	26	68	52
Total Other (expense) income, net	8	9	(30)	5
Income tax (benefit) expense	(55)	19	(10)	67
EBITDA (Non-GAAP)	(94)	291	170	607

Adjustments to Net sales
Purchase accounting adjustments	—	3	—	6
Total adjustments to Net sales	—	3	—	6
Adjustments to Cost of sales
Share-based compensation	1	2	2	4
Total adjustments to Cost of sales	1	2	2	4
Adjustments to Operating expenses
Acquisition and integration costs	14	4	18	5
Settlement and related costs	372	—	372	—
Share-based compensation	26	25	42	44
Exit and restructuring costs	2	—	2	—
Total adjustments to Operating expenses	414	29	434	49
Total adjustments to EBITDA	415	34	436	59
Adjusted EBITDA (Non-GAAP)	$321	$325	$606	$666

Adjusted EBITDA % of Adjusted Net Sales	21.9%	23.6%	20.9%	24.4%

FREE CASH FLOW

	Six Months Ended
	July 2, 2022	July 3, 2021
Net cash provided by operating activities	$154	$539
Less: Purchases of property, plant and equipment	(31)	(25)
Free cash flow (Non-GAAP)(1)	$123	$514
(1)Free cash flow is defined as Net cash provided by operating activities in a period minus purchases of property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.